SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2008

LACLEDE GAS COMPANY
(Exact name of registrant as specified in its charter)

Missouri State or other jurisdiction of incorporation	1-1822 Commission File Number	43-0368139 IRS Employer Identification No.

720 Olive Street
 St. Louis, Missouri  63101

(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code: (314) 342-0500

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                    Entry into a Material Definitive Agreement

On February 8, 2008, Laclede Gas Company, a Missouri corporation (“Laclede”), entered into an extension of its syndicated loan agreement with several bank parties thereto, including U.S. Bank National Association as administrative agent, as amended on December 21, 2005 (as amended, the “Loan Agreement”).  The Loan Agreement currently provides a credit commitment of up to $350 million, with the current credit commitment being in the amount of $320 million.  The extension adds one year to the term of the Loan Agreement, extending it to December 31, 2011.  Under certain circumstances, Laclede may request two additional one-year extensions of the term beyond that date.  Two banks, representing a total of about 15% of the credit commitment under the Loan Agreement prior to the extension, did not consent to the extension of their commitments to December 31, 2011.  Laclede exercised its right under the Loan Agreement to wholly replace the non-consenting banks that was done by receiving increased commitments from five of the remaining banks in the Loan Agreement, effective February 8, 2008. The other five remaining banks continue at their previous participation levels.  Thus, the total current credit commitment under the Loan Agreement remains unchanged at $320 million.

Laclede and its affiliates have or may have had customary banking relationships with the banks parties to the Loan Agreement based on the provision of a variety of financial services, including pension fund, cash management, investment banking, and equipment financing and leasing services, none of which are material individually or in the aggregate with respect to any individual party.

Item 2.03                    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LACLEDE GAS COMPANY (Registrant)
By: /s/ Mark D. Waltermire
Mark D. Waltermire Senior Vice President and Chief Financial Officer

February 8, 2008
(Date)